Exhibit 10(e)

Key Executive

Death Benefits

KEY EXECUTIVE DEATH BENEFITS—8/95	I

Contents

Summary of your Key Executive Death Benefits	1
Olin Life Accumulation Program	1
Survivor Income Benefit	1
Emergency Death Benefit	1
Corporate Owned Life Insurance (COLI)	1
Accidental Death and Dismemberment	1
Group Universal Life Insurance	1
When Coverage Begins	2
Eligibility	2
Olin Life Accumulation Program	3
Premiums	3
Retirement from Olin at Age 55 or Later	4
Survivor Income Benefit	6
Emergency Death Benefit	7
Corporate Owned Life Insurance (COLI)	8
Taxes	9
Olin Life Accumulation Program/Survivor Income Benefit	9
Emergency Death Benefit/ Corporate Owned Life Insurance	9
Beneficiary	10
Changes in Amounts of Insurance	11
How Long the Key Executive Death Benefits Continue	12
Plan Limitations	13
Claiming Benefits	14

KEY EXECUTIVE DEATH BENEFITS—8/95	II

Contents

Plan Administration	15
Plan Administrator	15
Agent for Service of Process	15
Plan Amendment or Termination	15
Conversion	16
General Information	17
Definitions	18

KEY EXECUTIVE DEATH BENEFITS—8/95	III

Summary of your Key

Executive Death Benefits

Employees who qualify as Key Executives have the following coverages that may provide a death benefit if they die while in Active Service of the Company. This is a brief summary; you are encouraged to read the complete descriptions for more details.

Olin Life Accumulation Program (OLAP)	Provides a life insurance death benefit equal to at least two times Annual Salary rounded to the next $10,000.

Survivor Income Benefit	Provides monthly payments equal to 30% of Monthly Salary (40% if you have eligible children).

Emergency Death Benefit	Provides a timely payment of one month’s salary. This benefit is not available for an employee who is receiving Long Term Disability payments at the time of death.

Corporate Owned Life Insurance (COLI)	Provides a $5,000 death benefit from Olin’s Corporate Owned Life Insurance Program. All Key Executives may not qualify for this benefit.

Accidental Death and Dismemberment (AD&D)

Provides an additional life insurance death benefit equal to two times Annual Salary rounded to the next $10,000 if death was the result of an accident. See the Accidental Death and Dismemberment Plan for details.

Group Universal Life Insurance

In addition to the coverages described herein that are provided by Olin, you may also purchase Group Universal Life Insurance. This insurance coverage is not an Olin-sponsored benefit and Olin does not pay any of its premiums, therefore, it is not considered an “ERISA benefit” and is not subject to ERISA regulations. Olin does, however, offer the convenience of payroll deducted premiums should you elect to participate in the Group Universal Life Insurance program. This program is administered by Johnson & Higgins KVI, 1776 West Lakes Parkway, West Des Moines, IA 50398. The telephone number is (800) 525-0518. Enrollment materials are available from your Benefits Administrator.

KEY EXECUTIVE DEATH BENEFITS—8/95	1

When Coverage Begins

Eligibility

You are eligible for the coverages that are described in this section if you are deemed to be a Key Executive. A Key Executive, for this purpose, is a Full-time employee of the Company whose Hay Points have been determined to be 1,175 or higher. Hay Points are assigned to your position through Olin’s job evaluation process.

If your business unit does not use the Hay Point system for job evaluation, you will be deemed to be a Key Executive if your job content is typical of the job content for other Olin Key Executives and your division president approves your appointment as a Key Executive with rights to benefits under this program.

KEY EXECUTIVE DEATH BENEFITS—8/95	2

Olin Life Accumulation

Program

Premiums

Under this program, Olin pays premiums on your behalf to a universal life insurance policy which will provide a death benefit that is at least equal to two times your Annual Salary rounded to the next $10,000. Additionally, because this is a universal life insurance policy, the policy may provide cash values which will serve to increase the policy death benefits.

Starting when you are age 55, or when you have 10 years service, if later, Olin will pay additional premiums to your policy to enhance the cash values in the policy, and, in so doing, “pre-fund” the death benefits coverage that is provided upon your retirement from the Company.

In addition to the above premiums, Olin may pay another premium, called An Investment Premium, to further enhance the cash value in the policy. At retirement or termination of employment, Olin will recover the amount paid as Investment Premium plus interest at 9% from the cash value in the policy.

You may also choose to make voluntary contributions to the policy. Such contributions (which are made on an after-tax basis) will serve to increase the policy death benefit and cash values. You may withdraw the cash value attributed to these voluntary contributions at any time.

KEY EXECUTIVE DEATH BENEFITS—8/95	3

Olin Life
Accumulation Program
continued

The program is designed to ensure that the cash values in the policy are sufficient to provide continued death benefits at retirement from the Company in accordance with the following schedule:

Age at Retirement	Death Benefit as a Percent of Annual Salary Rounded to the next $10,000
65 or older	50%
64	45%
63	40%
62	35%
61	30%
60	25%
59	20%
58	15%
57	10%
56 and 55	5%

For example, if your Annual Salary is $125,000 when you retire at age 62, the cash value in the policy will be sufficient to provide death benefits of at least $45,500 (130,000 x 35%).

Retirement from Olin at Age 55 or Later

Upon retirement from the Company at age 55 or later, provided you have at least 10 years of service, Olin will transfer ownership of the universal life policy directly to you with the cash value (less Olin’s Investment Premium, if any) and applicable death benefit. You will have the following options at that time:

1.	You may choose to leave the cash values in the policy and reduce the death benefit as described in the schedule above. The cash value will be applied towards premiums.

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2.	You may pay additional premiums and maintain your current level of death benefit as if you were still employed.

3.	You may withdraw some, or all, of the cash values in the policy and thereby reduce or eliminate the policy death benefit.

The Olin Life Accumulation program is administered by William Lynch and Associates Inc., 13577 Feather Sound Drive, Suite 500, Clearwater, FL 34622. The telephone number is (800) 648-6484.

You will receive a statement of your life insurance death benefit and cash values from the program administrator on an annual basis.

Enrollment in the Olin Life Accumulation Program requires you to submit evidence of good health. If you are rejected for health reasons, Olin will provide term life insurance coverage equal to two times your Annual Salary rounded to the next $10,000 while you are in Active Service of the Company. Upon your retirement from Olin, you will be provided term life insurance in amounts equal to the death benefit in the previous schedule for retirees who qualify for the Olin Life Accumulation Program.

KEY EXECUTIVE DEATH BENEFITS—8/95	5

Survivor Income Benefit

In the event you die while in the Active Service of the Company, your surviving spouse will receive a monthly benefit equal to 30% of your Monthly Salary, up to a maximum benefit of $6,000 per month, until he or she reaches age 65. If you have eligible children, your spouse will receive an additional monthly payment equal to 10% of your Monthly Salary up to a maximum payment of $2,000 per month. This additional payment will continue until your children are all at least age 25 or married, whichever is earlier.

If your spouse should die following your death, your eligible children, or their guardian, will continue to receive the monthly benefit equal to 10% of your Monthly Salary until your children are all at least age 25, or married, whichever is earlier.

The monthly benefit paid on behalf of the children is the same 10% of Monthly Salary regardless of the number of eligible children. For example, if your Monthly Salary was $10,000 at the time of your death and you had 2 eligible children, the total monthly benefit paid on behalf of the children would be $1,000 (10% of $10,000).

You may choose to waive the Survivor Income Benefit coverage, and instead, have the premium that would otherwise have been paid for this coverage paid to the Olin Life Accumulation Program. In such event, this premium will serve to increase the death benefits and cash values provided by that policy.

KEY EXECUTIVE DEATH BENEFITS—8/95	6

Emergency Death Benefit

In the event you die while in the Active Service of the Company, your spouse, or your life insurance Beneficiary, if you do not have a spouse, will receive a death benefit equal to one month’s salary to help defray funeral expenses and other costs associated with your death.

This benefit is administered locally by your business unit. The payment is made through Olin’s payroll system.

Note: This benefit is not available for an employee who is receiving Long Term Disability payments at the time of death.

KEY EXECUTIVE DEATH BENEFITS—8/95	7

Corporate Owned Life Insurance

$5,000 COLI Death Benefit

The beneficiary of certain employees of Olin, or an affiliate, who die while in Active Service of the Company, may be entitled to a special $5,000 COLI death benefit. This benefit is payable to your Beneficiary if you die while in the Active Service of the Company and you were a salaried or non-bargaining hourly employee of the Company on December 31, 1992, or receiving Short Term Disability payments on that date.

The Beneficiaries of employees of Aerojet, who became employees of Olin on April 30, 1994, may also be entitled to this special $5,000 COLI death benefit, provided such employee dies while in the Active Service of the Company.

Beneficiaries for this Plan are deemed to be the Beneficiary of record for the Olin Life Accumulation Plan, or the term life insurance coverage if you failed to qualify for OLAP for reasons of health.

KEY EXECUTIVE DEATH BENEFITS—8/95	8

Taxes

Olin Life Accumulation Program/Survivor Income Benefit

Participants are subject to Federal, and State income tax as well as FICA tax on the amount of premiums paid on their behalf each year to the Olin Life Accumulation Insurance Program. These premiums include the premium to purchase the basic life insurance coverage, any premium paid to “pre-fund” the retiree life insurance coverage and any extra premium that would be paid into the policy if you chose to waive the Survivor Income Benefit coverage. If you chose to keep the Survivor Income Benefit coverage, the actuarial value of the Survivor Income Benefit coverage will be subject to Federal, State and FICA tax. Your taxable income will be calculated for you and reported on your W-2 form each year.

Death benefits paid from the OLAP are treated as a life insurance benefit and, as such are not subject to Federal, State or FICA tax. However, the benefit may be included in the participant’s estate for estate tax purposes.

A portion of cash values withdrawn from the OLAP may be taxed as income for Federal and state income tax purposes.

A portion of the Survivor Income Benefit may be subject to Federal and State income tax.

Emergency Death Benefit/

Corporate Owned Life Insurance

The death benefits paid as an Emergency Death Benefit and the $5,000 COLI death benefit are included as taxable income for Federal and State income tax purposes. However, for Federal income tax purposes there is a one-time exclusion from income of up to $5,000 of cumulative death benefit proceeds.

Note: This is a very brief description of tax consequences. You should consult with your tax advisor concerning the specific taxes associated with these benefits.

KEY EXECUTIVE DEATH BENEFITS—8/95	9

Beneficiary

When you become eligible for the Olin Key Executive Death Benefits, you will be asked to name a Beneficiary, someone who will receive payments from the Plans if you die.

You may choose anyone you wish as your Beneficiary(ies). You may want to name a contingent Beneficiary(ies) in case your primary Beneficiary dies before you do.

If the Beneficiary is not living when you die, your death benefits will be paid to your estate.

It is important to review the names of your Beneficiaries periodically so that the benefits will be paid to those you want protected. For example, if your marital status changes or your dependents change, you may want to make a new Beneficiary designation. You should also advise your local Benefits Administrator of address changes for your Beneficiary(ies). This will help prevent delays in benefit payments.

KEY EXECUTIVE DEATH BENEFITS—8/95	10

Changes In Amounts of

Insurance

The minimum death benefit that is payable from OLAP and Survivor Income Benefit will automatically keep pace with changes in your Annual Salary. Your coverage will change on the day your salary changes. If you’re not at work on the day the amount of your coverage is scheduled to change, the change will be delayed until you return to work Full-time.

KEY EXECUTIVE DEATH BENEFITS—8/95	11

How Long the Key

Executive Death Benefits

Continue

In this Situation:	This Happens To Your Coverage:

You Terminate Employment, Including Retirement

Coverage for OLAP, Survivor Income Benefit, Emergency Death Benefit and COLI continues through the end of the month in which you terminate Full-time employment. You may continue the OLAP by paying the full premium.

If you retire on early or normal retirement, a portion of your OLAP will continue.

Your pension plan also provides for the payment of a $5,000 death benefit if you die following early or normal retirement from Olin. See the Pension Plan section in this handbook for details.

You are receiving Severance or Job Transition benefits	Coverage for OLAP, Survivor Income Benefit, Emergency Death Benefit and COLI continues as though you were actively at work while you are receiving Job Transition Benefits or Severance payments.

You are receiving Short Term Disability benefits	Coverage for OLAP, Survivor Income Benefit, Emergency Death Benefit and COLI will be equal to the amount of coverage you had immediately before your disability began.

You are receiving Long Term Disability (LTD)] benefits

Coverage for OLAP, Survivor Income Benefit and COLI will be equal to the amount of coverage you had immediately before your disability began. Coverage will continue for the period you are entitled to LTD payments and cease upon your retirement.

Your Emergency Death Benefit coverage ends when you are on Long Term Disability.

You are on an Unpaid Leave of Absence

Coverage for OLAP, Survivor Income Benefit, Emergency Death Benefit and COLI ceases at the end of the month in which your leave begins. You may continue coverage for OLAP and Survivor Income Benefit for the length of your leave provided you pay the entire premiums.

The Plan is Terminated or Changed so that it No Longer Covers Your Employee Group	Your OLAP is an individual policy and is portable. All other coverages end.

KEY EXECUTIVE DEATH BENEFITS—8/95	12

Plan Limitations

Each state has different rules regarding payment to a particular Beneficiary. For example, in some states, the Beneficiary who is convicted of having caused the death of the participant may not be entitled to death benefits. In this case, the benefit would be paid to the estate.

In the event of your death as a result of suicide during the first two years of employment with Olin, no OLAP or Survivor Income Benefit will be paid. Your Emergency Death Benefit and the $5,000 COLI Death Benefit will be paid to your Beneficiary.

KEY EXECUTIVE DEATH BENEFITS—8/95	13

Claiming Benefits

If you die, the Company will contact your beneficiary(ies) as soon as possible to explain what benefits are payable and the forms of payment available.

I t is very important to be sure that your beneficiary designation reflects the person(s) you want to receive the benefit, and that their name(s) and address(es) are correct.

If the person(s) can’t be found, the benefit is automatically paid to your estate. This will delay or prevent the funds from reaching those you want protected.

KEY EXECUTIVE DEATH BENEFITS—8/95	14

Plan Administration

Plan Administrator

The Plan Administrator is the Welfare and Fringe Benefit Plan Committee (the Committee) of Olin Corporation, 120 Long Ridge Road, Stamford, CT 06904. Effective December 1, 1995, the Plan Administrator will be located at Olin Corporation, 501 Merritt 7, Norwalk, CT 06856.

The Plan Administrator has absolute authority to interpret the terms of the Plan and to determine any and all matters arising under the Plan or in connection with its administration, including, without limitation, questions concerning eligibility for, and entitlement to, Plan benefits. Any interpretation or determination made pursuant to such discretionary authority shall be binding on all persons claiming to have an interest under the Plan and given full force and effect.

The Committee may adopt rules for the administration of the Plan and the conduct of its business. A majority of the members of such Committee shall constitute a quorum for transaction of business. All resolutions or other action taken by the Committee shall be by the vote of at least a majority of the members present at a meeting, or without a meeting by an instrument signed by a majority of the members.

The Plan Administrator and any other fiduciary designated in this Plan may use, employ, discharge, or consult with one or more individuals, corporations, or other entities with respect to advice regarding responsibilities, obligations, or duties in connection with this Plan. Olin Corporation may also designate other individuals, corporations, or other entities, who are not named fiduciaries in this Plan to carry out fiduciary responsibilities, obligations and duties with respect to this Plan. Such delegation may be revoked or modified at any time.

Agent for Service of Process	The Secretary of Olin Corporation has been designated as agent for service of legal process upon this Plan. Service of process may also be made on the Plan Administrator.

Plan Amendment or Termination

Olin fully expects that the Key Executive Death Benefits will continue indefinitely, but reserves the right by resolution of its Board of Directors or any duly authorized Committee or officer to amend, modify or terminate the Plan at any time and without notice. This includes the right to amend, modify, or terminate benefits available to retirees or any other group of employees.

KEY EXECUTIVE DEATH BENEFITS—8/95	15

Plan Administration

continued

Conversion	Coverage for OLAP is portable.

There are no provisions that allow the Survivor Income Benefit, COLI, or the Emergency Death Benefit coverages to be converted to an individual policy.

KEY EXECUTIVE DEATH BENEFITS—8/95	16

General Information

Questions

Questions about OLAP should be directed to William Lynch and Associates, Inc., 13577 Feather Sound Drive, Suite 500, Clearwater, FL 34622. Telephone number (800)648-6484. All other questions should be directed to your local Benefits Administrator.

Source of Benefits

Olin’s contributions for OLAP are paid in premiums to a universal life insurance policy administered by William Lynch and Associates, Inc., 13577 Feather Sound Drive, Suite 500, Clearwater, FL 34622. Olin’s contributions for Survivor Income Benefit are paid in premiums to Metropolitan Life Insurance Company, P.O. Box 102047, Atlanta, GA 30368-0047. Metropolitan Life Insurance Company determines the benefits payable under the provisions of the Plan. Olin pays the full cost of the Emergency Death Benefit and the $5,000 COLI Death Benefit from its general operating funds.

Plan Documents	The Plan Documents are this Plan description. For OLAP, the individuals split dollar agreement and the applicable insurance policy and the Metropolitan SIB Life Insurance master policy.

Financial Records	Records are kept on a Plan-year basis, from January 1 to December 31 of each calendar year.

Plan Identification

This Plan is filed with the United States Department of Labor under Employer Identification Number 13-1872319. The Plan Numbers are: Emergency Death Benefit: 515; Company-provided Basic Life Insurance: 502; Corporate Owned Life Insurance: 515; Olin Life Accumulation Program: 562.

Plan Sponsor

The plan sponsor is Olin Corporation. An updated, complete list of participating Olin-related or affiliated employers and employee organizations also sponsoring the Plan may be obtained by participants and their beneficiaries upon written request to the Plan Administrator, and is available for examination by participants and beneficiaries. Participants and beneficiaries may receive, upon written request, information as to whether a particular employer or employee organization is a sponsor of the Plan, and if so, the sponsor’s address.

ERISA Rights	See the ERISA section of your benefits handbook for details regarding your rights under ERISA.

KEY EXECUTIVE DEATH BENEFITS—8/95	17

Definitions

Active Service

The period in which a Full-time employee is receiving regular salary payments, or Short Term Disability payments. Additionally, periods in which the employee is receiving Long Term Disability payments, Job Transition Benefits or Severance benefits may also be included as periods of Active Service.

Annual Salary	Your annual earnings, not including overtime, shift differential, bonus, or other premium pay.

Beneficiary(ies)	The person or persons who will receive death benefits from the Plan’s if you die.

Benefits Administrator	The individual at your work location who is responsible for assisting employees with benefits.

Full-Time Employee	An employee who scheduled to work at least 20 hours a week on a continuous basis.

Monthly Salary	Your monthly earnings, not including overtime, shift differential, bonus, or other premium pay.

KEY EXECUTIVE DEATH BENEFITS—8/95	18